Exhibits 5, 8 and 23

[DAVIS POLK & WARDWELL LETTERHEAD]

July 6, 2006

Morgan Stanley
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

     We have acted as counsel to Morgan Stanley, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement with the Securities and Exchange Commission on Form S-3 (as it may be amended or supplemented from time to time, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) $22,533,773,000.13 aggregate initial offering price of debt securities, warrants, units, purchase contracts, depositary shares, preferred stock and common stock to be issued from time to time by the Company, as such amount may be increased from time to time upon due authorization by the Company, including: (i) shares of the Company’s preferred stock, par value $0.01 per share (“Preferred Stock”), to be issued from time to time in one or more series and (ii) an indeterminate number of depositary shares representing fractional interests in shares or multiple shares of the Preferred Stock (the “Depositary Shares”).

     We have also acted as counsel to the Company in connection with the Underwriting Agreement dated June 26, 2006 (the “Underwriting Agreement”) among the Company and the several underwriters named in Schedule II thereto (the “Underwriters”). Pursuant to the Underwriting Agreement, the Company has agreed to sell, and the Underwriters severally have agreed to purchase, 40,000,000 Depositary Shares, each representing 1/1,000th of a share of the Company’s Floating Rate Non-Cumulative Preferred Stock, Series A, par value $0.01 per share, liquidation preference $25,000 per share (each, an “Underlying Preferred Share”).

     The Depositary Shares will be issued under a deposit agreement to be entered into among the Company, JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and the holders from time to time of depositary receipts issued thereunder (the “Deposit Agreement”).

     In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and other documents and certificates as we deemed necessary or appropriate as a basis for the opinions set forth herein. In such examination, we have assumed the legal

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capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. In addition, we have assumed that the terms of the Depositary Shares and the Underlying Preferred Shares do not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its property is subject, (ii) any law, rule, or regulation to which the Company is subject or (iii) any judicial or administrative order or decree of any governmental authority.

     We have examined the originals or copies certified or otherwise identified to our satisfaction of such additional corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

     As used herein, the term “Prospectus” means the prospectus dated January 25, 2006 relating to the Depositary Shares and the Underlying Preferred Shares included in the Registration Statement, as supplemented by the prospectus supplement dated June 26, 2006, each in the form first used to confirm sales of the Depositary Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act).

     Based upon and subject to the foregoing and assuming that all Depositary Shares and Underlying Preferred Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus, we are of the opinion that:

     (1) The execution and filing of the certificate of designation relating to the Underlying Preferred Shares (the “Certificate of Designation”) has been duly authorized by the Company and the Certificate of Designation has been duly executed and filed with the Secretary of State of the State of Delaware; the Underlying Preferred Shares in respect of the Depositary Shares have been duly authorized and, when such shares are issued and delivered as contemplated by the terms of the Underwriting Agreement, such shares will be validly issued, fully paid and non-assessable, and the issuance of such shares is not subject to any preemptive or similar rights.

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     (2) The deposit of the Underlying Preferred Shares in respect of the Depositary Shares by the Company in accordance with the Deposit Agreement has been duly authorized and, assuming due authorization, execution and delivery of the Deposit Agreement by the Depositary, each Depositary Share will represent the interest described in the Prospectus in a validly issued, outstanding, fully paid and non-assessable Underlying Preferred Share; assuming due execution and delivery of the Depositary Receipts by the Depositary pursuant to such Deposit Agreement, the Depositary Receipts will entitle the holders thereof to the benefits provided therein and in the Deposit Agreement.

     (3) The Deposit Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

     (4) The statements in each of the Time of Sale Prospectus and the Prospectus Supplement, each as defined in the Underwriting Agreement, under the caption “U.S. Federal Income Tax Considerations,” to the extent that they constitute summaries of matters of law or regulation or legal conclusions, fairly summarize the matters set forth therein in all material respects.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an Exhibit to the Current Report of the Company on Form 8-K and to its incorporation by reference into the Registration Statement, and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell